Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74016) and Form S-3 (No. 333-64192) of ImageWare Systems, Inc. of our report dated April 11, 2003 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB.

/s/Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Los Angeles, CA
March 29, 2005